REGENT ASSISTED LIVING, INC.

                        Bank of America Financial Center
                      121 S.W. Morrison Street, Suite 1000
                             Portland, Oregon 97204


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON May 23, 2000


To Our Shareholders:

         The Annual Meeting of Shareholders of Regent Assisted Living, Inc. (the "Company") will be held at 11:00 a.m. on Tuesday, May 23, 2000, at the U.S. Bancorp Tower, 111 S.W. Fifth Avenue, 30th Floor, Portland, Oregon, for the following purposes:

         1.   Electing two directors of the Company for a term of three years;

         2. Amending the Company's 1995 Stock Incentive Plan to increase the number of shares of the Company's Common Stock that may be issued pursuant to the Plan from 600,000 to 800,000; and

         3. Transacting such other business as may properly come before the meeting.

         Only holders of the Company's Common and Preferred Stock at the close of business on Friday, March 31, 2000, are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. Shareholders may vote in person or by proxy. A list of shareholders entitled to vote at the meeting will be available for examination by shareholders at the time and place of the meeting and, on or after May 1, 2000, at the offices of the Secretary of the Company, Suite 1000, 121 S.W. Morrison Street, Portland, Oregon.

                                            By Order of the Board of Directors,



                                            David R. Gibson
                                            Secretary

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK, SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

Portland, Oregon
April 28, 2000

                          REGENT ASSISTED LIVING, INC.
                        Bank of America Financial Center
                      121 S.W. Morrison Street, Suite 1000
                             Portland, Oregon 97204

                       ----------------------------------
                                 PROXY STATEMENT

                       2000 Annual Meeting of Shareholders
                       ----------------------------------


         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Regent Assisted Living, Inc. (the "Company") of proxies to be voted at the 2000 Annual Meeting of Shareholders of the Company to be held at 11:00 a.m. on Tuesday, May 23, 2000, at the U.S. Bancorp Tower, 111 S.W. Fifth Avenue, 30th Floor, Portland, Oregon, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed, dated and returned prior to the voting at the meeting, the shares of Common Stock represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares of Common Stock represented thereby will be voted for election of the directors and in the discretion of the persons named in the proxy on such other business as may properly come before the meeting or any adjournments or postponements thereof.

         Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a shareholder cast in person at the meeting. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally by the Company's officers and regular employees or by telephone, facsimile transmission or express mail. The Company will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to beneficial owners of stock. This Proxy Statement and the accompanying Notice of Annual Meeting and proxy card are first being mailed to shareholders on or about May 5, 2000

                                     VOTING

         Holders of record of the Company's Common Stock ("Common Stock") and Series A Preferred Stock ("Series A Preferred Stock") at the close of business on Friday, March 31, 2000, will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements thereof. As of that date, there were 4,507,600 shares of Common Stock, and 1,283,785 shares of Series A Preferred Stock, outstanding and entitled to vote. As of that date, there were also 382,882 shares of the Company's Series B Preferred Stock ("Series B Preferred Stock") outstanding, which shares are not entitled to vote on the matters expected to be presented at the Annual Meeting and are entitled to vote only on specific categories of matters as set forth in the Company's Restated Articles of Incorporation, as amended (the "Restated Articles"). On those matters on which the holders of Series B Preferred Stock are entitled to vote, they vote together with the holders of the Common Stock and the Series A Preferred Stock as a single class. Pursuant to the Restated Articles, the shares of Common Stock are each entitled to one vote and the shares of Series A Preferred Stock are each entitled to 1.0909 votes. The Common Stock and Series A Preferred Stock vote as a single class on the matters expected to be presented at the Annual Meeting. A majority of the votes entitled to be cast by the holders of Common Stock and Series A Preferred Stock, or 2,954,041 votes, will constitute a quorum to act on the matters expected to be presented at the Annual Meeting.

         Shareholders are not entitled to cumulative voting in the election of directors or on any other matter submitted to the shareholders for approval. Abstentions and broker non-votes will be counted in determining whether a quorum is present, but otherwise will have no effect on the outcome of any proposal considered at the meeting. Walter C. Bowen, Chairman of the Board, President and Chief Executive Officer of the Company, owns or controls 3,403,200 shares of the Company's Common Stock, representing 57.6 percent of the votes entitled to be cast at the meeting, and he has indicated that he intends to be present at the meeting and to vote in favor of each of the nominees for director. Accordingly, the Company believes that approval of each of the two proposals discussed below is assured.

PROPOSAL 1. Election of two directors of the Company for a term of three years.

         The Company's Bylaws provide for a Board of Directors comprised of a maximum of eight directors. Currently, the Company has seven directors. The directors are divided into three classes: Class I which is comprised of two directors; Class II which is comprised of three directors, but currently only two are serving; and Class III which is comprised of three directors. Two directors are to be elected at the upcoming Annual Meeting of Shareholders to fill all of the directorships in Class I. Thereafter, the term of office of Class I will expire at the 2003 Annual Meeting of Shareholders. The term of office of Class II will expire at the 2001 Annual Meeting of Shareholders and the term of office of Class III will expire at the 2002 Annual Meeting of Shareholders.

         Under Oregon law, if a quorum of shareholders is present at the 2000 Annual Meeting, the two nominees for election of directors who receive the greatest number of votes cast at the meeting will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote. Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees named below.

         If any nominee is unable or unwilling to stand for election, the proxies may be voted for a substitute nominee, designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for another nominee named without nomination of a substitute, or the number of directors may be reduced accordingly. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

The Board of Directors recommends a vote FOR each of the nominees named below.

         Steven L. Gish has served as Chief Financial Officer, Treasurer, Secretary, and Assistant Secretary in addition to serving as a Director of the Company, since August 1995. In 1991 Mr. Gish became the Controller of the "Bowen Companies," a group of companies and businesses owned or controlled by Mr. Bowen, including the predecessor of the Company. Prior to that time, Mr. Gish served as Treasurer and Controller of McCormick and Baxter Creosoting Company, an industrial wood preserving company.

         Dana J. O'Brien is a Senior Managing Director of Cornerstone Equity Investors, L.L.C., a New York-based investment firm formed in December 1996 to provide investment management services to several investment funds. Cornerstone is the investment advisor to Prudential Private Equity Investors III, L.P., the holder of all of the Company's issued and outstanding Series A and Series B Preferred Stock. During the five year period preceding December 1996, Mr. O'Brien served as Executive Vice President of Prudential Equity Investors, Inc., an investment management firm. Mr. O'Brien currently serves on the Board of Directors of several private companies, including Specialty Hospitals of America, Inc. and Guardian Care, Inc. Mr. O'Brien became a director of the Company in December 1996.

Directors whose terms continue:

Class II:

                  Stephen A. Gregg is a former hospital administrator and began serving as a director of the Company on December 16, 1996. Mr. Gregg was the founder and chief executive officer of The Ethix Corporation, a managed care company serving approximately 5,000,000 members nationwide, prior to its sale in 1994. Mr. Gregg currently manages personal investments.

                  Wayne C. Rembold was elected a director of the Company effective March 17, 1999. For the past 30 years Mr. Rembold has been involved in numerous types of real estate development ventures and business activities. Since 1994 Mr. Rembold has served as the President and Chief Executive Officer of the Rembold Companies, which are engaged in the development of retail and warehouse facilities in addition to manufactured home parks and multi-family housing projects.

Class III:

                  Walter C. Bowen has served as Chairman of the Board and Chief Executive Officer and a director of the Company since its formation in March 1995. Mr. Bowen also served as President of the Company until October 31, 1999. Mr. Bowen has been involved in the development, ownership, and management of assisted living facilities since 1986, and has devoted a majority of his time to the ownership and operation of those facilities over the past five years. Mr. Bowen continues to serve as the Chief Executive Officer of the Bowen Companies.

                  Marvin  S.  Hausman,  M.D.  has  served as a  director  of the
         Company since March 1996. Dr. Hausman is a founder and is President and Chief Executive Officer of Axonyx Inc., a biotechnology company engaged in the development and acquisition of pharmaceutical compounds and technologies useful for the treatment of cognitive disorders including Alzheimer's disease. Since 1992, Dr. Hausman has served as a consultant to the pharmaceutical industry and since 1995 he has also served as President of Northwest Medical Research Partners, Inc., a company engaged in evaluating biopharmaceutical technologies and medical devices.

                  Gary R. Maffei has served as a director of the Company since December 1995. Mr. Maffei is currently a Vice President of the Merlo Corporation, a private investment company, and the Harry Merlo Foundation, Inc., a charitable organization. From 1973 until joining these companies in 1996, Mr. Maffei was the Director of Human Resources for Louisiana Pacific Corporation, a forest products company.

         The following table sets forth certain information about each of the Company's Directors, including the two nominees.

               Name                    Age   Class and  Term    Director Since
-------------------------------------  ---   ---------------    --------------
Nominees:
         Dana J. O'Brien (1)(2)(3)(4)  44    (Class I,  2000)   December 1996
         Steven L. Gish                41    (Class I,  2000)   August 1995

Directors whose terms continue:

         Wayne C. Rembold (3)          58    (Class II, 2001)   March 1999
         Stephen A. Gregg (1)(4)       55    (Class II, 2001)   December 1996
         Walter C. Bowen(1)(2)         57    (Class III, 2002)  March 1995
         Marvin S. Hausman, MD         58    (Class III, 2002)  March 1996
         Gary R. Maffei (2)(4)         55    (Class III, 2002)  December 1995

         (1)  Member of Executive Committee
         (2)  Member of Compensation Committee
         (3)  Member of Audit Committee
         (4)  Member of Conflicts Committee

Information on Committees of the Board of Directors and Meetings

         During 1999, there were five meetings of the Board of Directors. Mr. Maffei and Dr. Hausman each attended three of the five meetings and all other directors attended all meetings. All Board members attended at least 75 percent of the meetings of each committee of which he or she was a member. The Board of Directors also took action by unanimous written consent, in accordance with the Company's Bylaws, on three occasions in 1999.

         The Company's Board of Directors has established an Executive Committee, Audit Committee, Compensation Committee, and Conflicts Committee. The Company has no Nominating Committee and the full Board of Directors selects nominees for election as directors.

         The Executive Committee acts on all matters requiring consideration by the Board in the interim period between regular and special Board meetings. The Executive Committee currently consists of Messrs. Bowen, Gregg and O'Brien. Martha Robinson, a former independent Director of the Company, served on the Committee during 1999. In 1999 the Executive Committee met one time and took action by written consent on three occasions.

         The Compensation Committee establishes salaries, incentives and other forms of compensation for directors, officers and other key employees of the Company, administers the 1995 Stock Incentive Plan, and recommends policies relating to benefit plans. The Compensation Committee currently consists of Mr. Bowen and two independent directors, Messrs. O'Brien and Maffei. In 1999, the Compensation Committee took action by written consent on three occasions.

         The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the scope and results of the audit, reviews management's evaluation of the Company's system of internal controls, and reviews non-audit professional services provided by the independent accountants and the range of audit and non-audit fees. The Audit Committee will also review, at least annually, reimbursement of costs by the Company and the other Bowen Companies pursuant to the Administrative Services Agreement. See "Certain Relationships and Related Party Transactions." The Audit Committee currently consists of two independent directors, Messrs. Mr. Rembold and O'Brien. Martha Robinson, a former independent Director of the Company, served on the Committee during 1999. The Audit Committee met twice in 1999.

         The Conflicts Committee, consisting of four independent directors, is responsible for considering for approval on behalf of the Board of Directors all transactions between the Company and any officer or director of the Company or any entity in which such officer or director has an equitable or beneficial interest. The Conflicts Committee currently consists of Messrs. O'Brien, Gregg, and Maffei. Martha Robinson, a former independent Director of the Company, served on the Committee during 1999. The Conflicts Committee met twice in 1999 and took action by written consent on two other occasions.

Compensation of Directors

         The Company pays each non-employee director $500 for attendance in person at each regular meeting of the Board of Directors. In addition, the Company will reimburse the directors for travel expenses incurred in connection with their activities on behalf of the Company.

         Each non-employee member of the Board of Directors of the Company is automatically granted an option to purchase 2,000 shares of Common Stock when that person becomes a director. Each non-employee director is also automatically granted an option to purchase 2,000 additional shares of Common Stock in each subsequent calendar year that the director continues to serve in that capacity. The exercise price for all automatic grants to non-employee directors will be the closing sales price of the Common Stock on the business day immediately preceding the date of grant.


PROPOSAL 2: Amendment to the Company's 1995 Stock Incentive Plan to increase the number of shares of the Company's Common Stock that may be issued pursuant to the Plan from 600,000 to 800,000.

         The purpose of the Company's 1995 Stock Incentive Plan (the "Plan") is to enable the Company to attract and retain the services of selected employees, officers and directors of the Company and selected nonemployee agents, consultants, advisors and independent contractors of the Company. The Plan provides for the award of incentive stock options to key employees and the award of non-statutory stock options, stock appreciation rights, bonus rights and other incentive grants to employees, officers, directors, independent contractors and consultants. Currently, 600,000 shares of the Company's Common Stock are authorized to be issued pursuant to the Plan. As of March 31, 2000, options to purchase 579,000 shares had been granted to officers and employees of the Company, directors, and one independent consultant pursuant to the Plan.

         The Board of Directors believes additional shares must be reserved for use under the Plan to enable the Company to attract and retain key employees and to provide appropriate incentives to key employees and others to exert their best efforts on behalf of the Company. Stock options are currently the principal long-term compensation element of the Company's officer and key employee compensation. Accordingly, on March 7, 2000, the Board of Directors approved an amendment to the Plan, subject to shareholder approval, to reserve an additional 200,000 shares for the Plan, thereby increasing the total number of shares of the Company's Common Stock reserved for issuance under the Plan from 600,000 to 800,000. In addition, shareholder approval of this Proposal 2 will constitute a reapproval of the per-employee limits on grants of options and stock appreciation rights under the Plan of 100,000 shares for new hires and otherwise 50,000 shares annually.

Recommendation by the Board of Directors

         The Board of Directors recommends that the proposed amendment to the Plan be approved. The affirmative vote of the holders of a majority of the shares of Common Stock and Series A Preferred Stock present and entitled to vote on the matter at the Annual Meeting is required to approve this Proposal 2. Accordingly, abstentions have the same effect as "no" votes in determining whether the amendment is approved. Broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote on Proposal 2. The proxies will be voted for or against the proposal or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the amendment to the Plan.


                    DESCRIPTION OF 1995 STOCK INCENTIVE PLAN

         In August 1995, the Company's Board of Directors adopted and its shareholders subsequently approved the Company's 1995 Stock Incentive Plan (the "Plan"), which provides for the award of incentive stock options to key employees and the award of non-statutory stock options, stock appreciation rights, bonus rights and other incentive grants to employees, officers, directors, independent contractors, and consultants.

         Eligibility. Awards may be granted under the Plan to those employees, officers and directors of the Company who the Board of Directors believes have made or will make an important contribution to the Company. As of December 31, 1996, the Company had approximately 365 employees and six non-employee directors. Non-employee consultants and advisors to the Company are also eligible to participate in the Plan.

         Administration. The Plan is administered by the Board of Directors, which has the authority, subject to the terms of the Plan, to determine the persons to whom awards may be granted, the amount of any such award and the price and other terms and conditions of any such award. Subject to the provisions of the Plan, the Board may adopt and amend rules and regulations relating to the administration of the Plan and may delegate to the Compensation Committee of the Board of Directors general authority for making option grants. However, only the Board of Directors may amend, modify or terminate the Plan.

         Shares Available. A total of 400,000 shares of Common Stock initially were reserved for issuance under the Plan. At the 1997 annual meeting of shareholders, the shareholders approved a proposal to increase to 600,000 the number of shares available under the Plan. As of March 31, 2000, options to purchase a total of 579,000 shares had been granted to officers and employees of the Company, directors, and one independent consultant pursuant to the Plan, leaving 21,000 shares available for future grants. If an option, stock appreciation right or performance unit granted under the Plan expires, terminates or is canceled, or if shares sold or awarded as a bonus are forfeited to or repurchased by the Company, the shares again become available for issuance under the Plan.

         Term of the Plan. The Plan will continue until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options, performance units and shares subject to restrictions then outstanding under the Plan.

         Stock Options. The Board determines the persons to whom options are granted, the option price, the number of shares subject to each option, the period of each option, the times at which options may be exercised and whether the option is an Incentive Stock Option ("ISO"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or an option other than an ISO (a "Non-Statutory Stock Option" or "NSO"). If the option is an ISO, the option price may not be less than the fair market value of the Common Stock subject to the ISO on the date of grant. If an optionee of an ISO at the time of grant owns more than 10 percent of the outstanding Common Stock of the Company, the option price may not be less than 110 percent of the fair market value of the Common Stock subject to the ISO on the date of grant. If the option is an NSO, the option price may be any price determined by the Board. No ISO may be granted on or after the tenth anniversary of the date the Plan was adopted by the Board of Directors. The aggregate fair market value, on the date of the grant, of the stock for which ISO's are exercisable for the first time by an employee during any calendar year may not exceed $100,000. No monetary consideration is paid to the

Company upon the granting of options. On March 27, 2000, the last sale price of the Common Stock on the Nasdaq Over-the-Counter Bulletin Board System was $1 per share.

         Options granted under the Plan generally continue in effect for the period fixed by the Board, except that ISO's are not exercisable after the expiration of 10 years from the date of grant or five years in the case of shareholders owning more than 10 percent of the Common Stock. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant and, except as otherwise determined by the Board with respect to an NSO granted to a person who is neither an officer nor a director of the Company, are nontransferable except on the death of a holder. Options may be exercised only while an optionee is employed by or in the service of the Company or within 12 months following termination of employment by reason of death or disability or 30 days following termination for any other reason. The Plan provides that the Board may extend the exercise period for any period up to the expiration date of the option and may increase the number of shares for which the option may be exercised up to the total number underlying the option. The purchase price for each share purchased pursuant to exercise of options must be paid in cash, including, with the consent of the Board, cash which may be the proceeds of a loan from the Company or, with the consent of the Board, in whole or in part, in shares of Common Stock valued at fair market value, in restricted stock, in performance units or other contingent awards denominated in either stock or cash, in promissory notes or in other forms of consideration. Upon the exercise of an option, the number of shares subject to the option and the number of shares available under the Plan for future option grants are reduced by the number of shares with respect to which the option is exercised.

         Stock Appreciation Rights. Stock appreciation rights ("SAR's") may be granted under the Plan. SAR's may, but need not, be granted in connection with an option grant or an outstanding option previously granted under the Plan. An SAR gives the holder the right to payment from the Company of an amount equal in value to the excess of the fair market value on the date of exercise of a share of Common Stock of the Company over its fair market value on the date of grant, or if granted in connection with an option, the option price per share under the option to which the SAR relates.

         A SAR is exercisable only at the time or times established by the Board. If a SAR is granted in connection with an option, it is exercisable only to the extent and on the same conditions that the related option is exercisable. Unless otherwise determined by the Board, no SAR granted to an officer or director can be exercised during the first six months after the date of grant. Payment by the Company upon exercise of an SAR may be made in Common Stock of the Company valued at its fair market value, in cash, or partly in stock and partly in cash, as determined by the Board. The Board may withdraw any SAR granted under the Plan at any time and may impose any condition upon the exercise of an SAR or adopt rules and regulations from time to time affecting the rights of holders of SAR's. No SAR's have been granted under the Plan.

         The existence of SAR's, as well as certain bonus rights described below, would require charges to income over the life of the right based upon the amount of appreciation, if any, in the market value of the Common Stock of the Company over the exercise price of shares subject to exercisable SAR's or bonus rights.

         Stock Bonus Awards. The Board may award Common Stock of the Company as a stock bonus under the Plan. The Board may determine the recipients of the awards, the number of shares to be awarded and the time of the award. Stock received as a stock bonus is subject to the terms, conditions and restrictions determined by the Board at the time the stock is awarded.

         Restricted Stock. The Plan provides that the Company may issue restricted stock in amounts, for consideration, subject to restrictions and on terms that the Board determines.

         Cash Bonus Rights. The Board may grant cash bonus rights under the Plan in connection with (i) options granted or previously granted, (ii) SAR's granted or previously granted, (iii) stock bonuses awarded or previously awarded and
(iv) shares sold or previously sold under the Plan. Bonus rights granted in connection with options entitle the optionee to a cash bonus if and when the related option is exercised. The amount of the bonus is determined by multiplying the excess of the total fair market value of the shares acquired upon the exercise over the total option price for the shares by the applicable bonus percentage. The bonus percentage applicable to any bonus right is determined by the Board but may in no event exceed 75 percent. Bonus rights granted in connection with stock bonuses or restricted stock purchases entitle the recipient to a cash bonus, in an amount determined by the Board, when the stock is awarded or purchased or any restrictions to which the stock is subject lapse. No bonus rights have been granted under the Plan.

         Performance Units. The Board may grant performance units consisting of monetary units which may be earned in whole or in part if the Company achieves goals established by the Board of Directors over a designated period of time, but in any event not more than 10 years. Payment of an award earned may be in cash or Common Stock or both, and may be made when earned, or vested and deferred, as the Board of Directors determines. No performance units have been granted under the Plan.

         Changes in Capital Structure. The Plan provides that if the outstanding Common Stock of the Company is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, stock split or certain other transactions, appropriate adjustment will be made by the Board of Directors in the number and kind of shares available for awards under the Plan. In addition, the Board of Directors will make appropriate adjustments in outstanding options and SAR's. In the event of dissolution of the Company or a merger, consolidation or plan of exchange affecting the Company, in lieu of the foregoing treatment for options and SAR's, the Board may, in its sole discretion, provide a 30-day period prior to such event during which optionees shall have the right to exercise options and SAR's in whole or in part without any limitation on exercisability and upon the expiration of which 30-day period all unexercised options and SAR's shall immediately terminate.

         Material Federal Income Tax Consequences. Certain options authorized to be granted under the Plan are intended to qualify as ISO's for federal income tax purposes. Under federal income tax law currently in effect, the optionee will recognize no income upon grant or exercise of the ISO. However, the amount by which the market value exceeds the exercise price generally is included in the optionee's alternative minimum taxable income and may, under certain conditions, be taxed under the alternative minimum tax. If an optionee holds shares acquired upon exercise of an ISO until the later of two years following the date of grant or one year following the date of exercise (the "holding period"), and if the optionee has been employed by the Company (or any parent or subsidiary of the Company) at all times from the date of grant to the date three months before exercise, then any gain realized upon subsequent disposition of the shares generally will be long-term capital gain and any loss generally will be long-term capital loss. If an optionee disposes of shares acquired upon exercise of an ISO before the expiration of the holding period (an "early disposition"), any amount realized will be taxable as ordinary compensation income in the year of such disqualifying disposition to the extent of the lesser of (1) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (2) the excess of the amount realized on the disposition over the optionee's adjusted basis in the shares on the date of disposition. The Company will not be allowed any deduction for federal income tax purposes at either the time of the grant or the time of exercise of an ISO. Upon any disqualifying disposition by an optionee, the Company generally will be entitled to a deduction to the extent the optionee recognizes ordinary income, provided the Company reports the disposition as required by the Internal Revenue Service.

         Certain options authorized to be granted under the Plan will be treated as NSO's for federal income tax purposes. Under federal income tax law presently in effect, no income is realized by the optionee of an NSO until the option is exercised. When the NSO is exercised, the optionee will recognize ordinary compensation income, and the Company generally will be entitled to a deduction, in the amount by which the fair market value of the shares subject to the option at the time of exercise exceeds the exercise price, and for employee grantees, such income is subject to employment tax and income tax withholding. Upon the sale of shares acquired upon exercise of an NSO, the excess of the amount realized from the sale over the adjusted basis of the shares, which generally is equal to the fair market value of the shares on the date of exercise generally will be taxable to the optionee as capital gain.

         A participant who receives stock (either as a stock bonus or restricted stock) in connection with the performance of services generally will recognize ordinary compensation income at the time of receipt, in an amount equal to the excess of the fair market value of the shares at the time of receipt over the amount, if any, paid for the shares, if either the shares are substantially vested for purposes of Section 83 of the Code or a Section 83(b) election is made. If the shares are not vested at the time of receipt, the participant will recognize ordinary compensation income in each year in which a portion of the shares substantially vest, unless the employee elects under Section 83(b) of the Code within 30 days after the original transfer to include in gross income the excess of the fair market value of the shares at transfer over the amount, if any, paid for the shares. The Company generally will be entitled to a tax deduction in the amount includable as compensation income by the participant at the same time or times as the participant recognizes income with respect to the shares. A participant who receives a cash bonus right under the Plan generally will recognize ordinary compensation income equal to the amount of any cash bonus at the time of receipt of the bonus, and the Company generally will be entitled to a deduction equal to the income recognized by the participant. For employee participants, amounts recognized as compensation income are subject to employment tax and income tax withholding.

         Under federal income tax law currently in effect, no income is realized by the grantee of a SAR until the SAR is exercised. At the time the SAR is exercised, the grantee will recognize ordinary compensation income, and the Company generally will be entitled to a deduction, in the amount equal to the fair market value of the shares or cash received. For employee grantees, the amount of compensation income is subject to employment tax and income tax withholding.

         In certain situations stock received by persons who are "insiders" under Section 16(b) of the Securities Exchange Act of 1934 may not be "substantially vested" when received. Therefore, the above discussion under "Material Federal Income Tax Consequences" may not be fully applicable to stock acquired under the Plan by insiders.

         Section 162(m) of the Code limits to $1 million per person the amount the Company may deduct for compensation paid to the Company's chief executive officer or the four most highly compensated officers in any year beginning after 1993. Under IRS regulations, compensation received through the exercise of an option or SAR will not be subject to the $1 million limit if the option or SAR meet certain requirements. One such requirement is shareholder approval of per-employee limits on the number of shares as to which options or SARs may be granted. Approval of this Proposal 2 will constitute reapproval of the per-employee limits under the Plan previously approved by the shareholders. Other requirements are that the option or SAR be granted by a committee composed solely of two or more outside directors and that the exercise price of the option or the SAR be not less than the fair market value of the Common Stock subject to the option or SAR on the date of grant. Accordingly, the Company believes that if this Proposal 2 is approved by shareholders, compensation received on exercise of options or SARs granted under the Plan in compliance with the above requirements will continue to be exempt from the $1,000,000 deduction limit.

                             EXECUTIVE COMPENSATION

         Summary Compensation Table. The following table sets forth, for the fiscal years ended December 31, 1999, 1998, and 1997 compensation information with respect to the Company's chief executive officer and each of its executive officers whose compensation from the Company exceeded $100,000 during the relevant fiscal year.

                           Summary Compensation Table

                               Annual Compensation

                                                                  Other Annual
Name and Principal Position     Year        Salary       Bonus  Compensation(1)
---------------------------     ----       --------     ------- ---------------

Walter C. Bowen                 1999       $250,000     $  -0-       $1,750
   Chairman of the Board        1998(2)    $250,000     $  -0-       $2,384
   Chief Executive Officer      1997(3)    $200,000     $25,000      $3,000

Louis Swart                     1999(4)    $132,901     $  -0-       $8,830(5)
   President

James W. Ekberg                 1999       $150,000     $  -0-       $1,750
   Senior Vice President        1998       $150,000     $  -0-       $2,384
   of Finance and               1997(3)    $130,000     $  -0-       $3,300
   Development(6)

Eric W. Jacobsen(7)             1999       $101,250     $   -0-      $1,750
   Chief Operating Officer      1998       $135,000     $   -0-      $2,384
                                1997       $115,000     $   -0-      $3,750

Steven L. Gish                  1999       $120,000     $   -0-      $1,750
   Chief Financial Officer      1998(3)    $ 95,000     $   -0-      $2,384
                                1997(3)    $ 85,000     $   -0-      $3,135

(1) Represents the amount of a contribution by the Company to the officer's 401(k) plan account.

(2) Mr. Bowen also served as President of the Company from its inception through October 31, 1999.

(3) Certain executive officers of the Company fulfill similar executive functions for certain of the Bowen Companies. A portion of the salary expense for these officers is reimbursed to the Company through a general allocation made pursuant to the Administrative Services Agreement. The disclosed salary amount represents the net compensation paid by the Company to the officer for the indicated period after reimbursement by the Bowen Companies for time spent by the officer on Bowen Companies business.

(4) Mr. Swart served as Chief Operating Officer of the Company from April 12, 1999, through October 31, 1999, at an annual salary of $175,000 and became President November 1, 1999, at an annual salary of $225,000. Mr. Swart's compensation includes $8,000 paid in connection with his relocation to Portland, Oregon.

(5)      Mr. Swart received $16,830 in relocation expenses during 1999.

(6) In 1998 Mr. Ekberg served as Executive Vice President of the Company and in 1997 served as Executive Vice President of Acquisitions and Development.

(7) Mr. Jacobsen resigned as an officer of the Company effective April 12, 1999, but remained an employee through June 30, 1999, and served as an independent contractor to the Company through September 30, 1999. The salary disclosed includes $67,500 paid to Mr. Jacobsen as an employee and $33,750 paid to him as an independent contractor.

         Employment Agreements. Each officer of the Company has entered into an employment agreement with the Company. The employment agreements for Messrs. Bowen, Ekberg and Gish expire in December 2000. Mr. Swart's employment agreement expires in March 2004. The agreements generally entitle the officer to benefits customarily provided by the Company and provide for a base salary and eligibility for a bonus. The Company may terminate any officer without cause by making to such officer a cash payment equal to one year's base salary at the rate in effect at the time of termination. Any officer may terminate his employment upon 60 days' prior written notice. In addition, each officer has entered into a restrictive covenant agreement containing noncompetition and nondisclosure provisions.

         Stock Option Grants in Fiscal 1999. There were two grants of stock options made by the Company during fiscal 1999 to the officers of the Company named in the Summary Compensation Table.

                        Option Grants in Last Fiscal Year

------------------------------------------------------------------------------------------------------------------------------
                                                                                          Potential realizable value at
                                   Individual Grants                                      assumed annual rates of stock
                                                                                          price appreciation for option
                                                                                          term(2)
------------------------------------------------------------------------------------------------------------------------------
         Name           Number of       Percent of    Exercise    Market      Expir-          0%          5%          10%
                        securities          total        price    price on    ation          ($)          ($)         ($)
                        underlying        options      $/share    date of     date
                        options         granted to                grant
                        granted         employees
                                          in fiscal
                                            year(1)
----------------------- --------------- ------------- ----------- ----------- ----------- ----------- ----------- ------------
Louis Swart             50,000(3)          18.5%        $4.625      $4.625    04/12/09         -0-     145,431    368,543
----------------------- --------------- ------------- ----------- ----------- ----------- ----------- ----------- ------------
Eric W. Jacobsen        75,000(4)(5)       27.8%        $3.00       $4.25     01/01/04      93,750     181,821    288,347
----------------------- --------------- ------------- ----------- ----------- ----------- ----------- ----------- ------------
Eric W. Jacobsen        25,000(4)(6)        9.3%        $4.00       $4.25     01/01/04       6,250      33,607     71,116
----------------------- --------------- ------------- ----------- ----------- ----------- ----------- ----------- ------------

----------

(1) The Company granted a total of 270,000 options to employees in 1999, including 100,000 options granted in connection with an exchange discussed in the table below.

(2) Future value of current year grants assuming appreciation of 0 percent, 5 percent and 10 percent per year over the life of the option. The actual value realized may be greater or less than the potential realizable values set forth in the table. The assumed rates of growth are prescribed by the Securities and Exchange Commission (the "Commission") for illustrative purposes only and are not intended to predict or forecast future stock prices.

(3) The options have a term of ten years and vest 20 percent on each anniversary of the grant. Upon the occurrence of certain corporate transactions, the exercisability of the options may be accelerated.

(4) These shares were granted on February 16, 1999, in an exchange pursuant to which the previously issued shares were cancelled. See "Option Exchanges."

(5) Sixty percent of these options were vested upon issuance, 20 percent vested on December 12, 1999, and the remaining 20 percent will vest December 12, 2000.

(6) Forty percent of these options were vested upon issuance, 20 percent vested on November 18, 1999, and 20 percent will vest on November 18, 2000, and 2001, respectively.


         Option Exercises in 1999 and Fiscal Year-End Option Values. The following table sets forth information (on an aggregated basis) concerning the fiscal year-end value of unexercised options held by each of the officers of the Company named in the Summary Compensation Table. None of the officers named below exercised any stock options during fiscal 1999.

                          Fiscal Year-End Option Values

                                                                         Value of Unexercised
                  Acquired              Number of Unexercised                In-the-Money
                     on       Value        Options at Year-End           Options at Year-End(1)
                                        -------------------------       -----------------------
Name              Exercise   Realized   Exercisable Unexercisable      Exercisable Unexercisable
----              --------   --------   ----------- -------------      ----------- -------------
Walter C. Bowen       --         --          --        --                   --          --
Louis Swart           --         --        -0-       50,000             $  -0-       $ -0-
James W. Ekberg       --         --      85,000(2)   40,000             $  -0-       $ -0-
Eric W. Jacobsen      --         --      75,000(3)   25,000             $  -0-       $ -0-
Steven L. Gish        --         --      43,000(3)   17,000             $  -0-       $ -0-

--------------------------

(1) Options are "in-the money" if the fair market value of the underlying securities on that date exceeds the exercise price of the option. The amount set forth represents the difference between the fair market value of the securities underlying the options on December 31, 1999, based on the last sale price of $2.00 per share of Common Stock on the date (as reported on the Over-the-Counter Market) and the exercise price of the options, multiplied by the applicable number of options.

(2) Does not include an option to purchase 50,000 shares of Common Stock, which is immediately exercisable at an exercise price of $6.00 a share, granted to Mr. Ekberg by Mr. Bowen in 1995.

(3) Does not include an option to purchase 25,000 shares of Common Stock, which is immediately exercisable at an exercise price of $6.00 a share, granted to Mr. Gish by Mr. Bowen in 1995.

                          Ten-Year Option / Repricings

----------------- ----------- ----------- ------------ ----------- ---------- --------------
          Name       Date     Securities  Market price   Exercise     New      Length of
                              underlying  of stock at     price at  exercise    Original
                              number of      time of      time of     price    option term
                                Options   repricing or   repricing     ($)     remaining at
                              repriced or   amendment       or                   date of
                              amended            ($)     amendment             repricing or
                                  (no.)                       ($)              amendment
----------------- ----------- ----------- ------------ ----------- ---------- --------------
James W. Ekberg   12/12/97    75,000(1)       $4.875       $7.50     $3.00         8 years
Senior Vice
  President of
  Finance and
  Development
----------------- ----------- ----------- ------------ ----------- ---------- --------------
Eric W. Jacobsen  12/12/97    75,000(1)       $4.875       $7.50     $3.00         8 years
Chief Operating
  Officer
----------------- ----------- ----------- ------------ ----------- ---------- --------------
Eric W. Jacobsen  02/16/99    75,000(2)       $4.25        $3.00     $3.00         7 years
Chief Operating
  Officer         02/16/99    25,000(2)       $4.25        $4.00     $4.00         8 years
----------------- ----------- ----------- ------------ ----------- ---------- --------------
Steven L. Gish    12/12/97    25,000(1)       $4.875       $7.50     $3.00         8 years
Chief Financial
  Officer
----------------- ----------- ----------- ------------ ----------- ---------- --------------

(1) On December 12, 1997, the Board of Directors approved the reissuance of certain options issued in connection with the Company's initial public offering on December 26, 1995. The same general vesting and exercise periods were maintained in the exchange.

(2) The terms of this grant are more particularly described in footnotes 5 and 6 to the above table identified as "Options Grants in Last Fiscal Year."


                Compensation Committee Report on Option Exchange

         In February 1999 the Compensation Committee of the Board of Directors approved a plan to restructure the employment arrangement with Eric Jacobsen, the Company's then Chief Operating Officer. A portion of this plan included exchanging the options previously granted by the Company to Mr. Jacobsen for new options with the same exercise price and vesting schedule. The principal differences between the new and old options is that the new options expire January 1, 2004, instead of December 26, 2005 (75,000 options) and November 18, 2006 (25,000 options) and the new options will continue to vest after Mr. Jacobsen leaves the employ of the Company and will not expire within 30 days of that date. In consideration for this exchange, Mr. Jacobsen restructured his employment agreement with the Company which the Committee deemed to be sufficient consideration for the exchange described above.

Compensation Committee

Walter C. Bowen, Chair
Dana J. O'Brien
Gary Maffei

             Compensation Committee Report on executive compensation


         The Compensation Committee of the Board (the "Committee") consists of Mr. Bowen and two independent directors, Messrs. O'Brien and Maffei. The Committee is responsible for establishing and administering the Company's executive compensation programs. The objectives of these programs are to pay competitively in order to attract qualified executive personnel who best meet the Company's needs; retain and motivate these executives to achieve performance; link individual compensation to individual and Company performance; and align executives' financial interest with those of the Company's shareholders.

         Executive compensation generally consists of two components: base salary and long-term incentive awards. The Committee has established each executive's compensation package by considering (a) the salaries of executive officers in similar positions in companies in the same industry as the Company and in related industries, (b) the experience and contribution levels of the individual executive officer, and (c) the Company's financial performance. Companies used as a reference for considering compensation levels include some but not all of the companies constituting the peer group in the Stock Performance Graph. The Company also relies on the recommendations of the Chief Executive Officer in matters related to the individual performance of the other executive officers, because the Committee believes that the Chief Executive Officer is the most qualified to make this assessment. Due to the historic performance of the Company's common stock price, and the low number of options available for grant to executives relative to those available at other peer companies, the Company intends for the base salary to be the primary form of compensation to its executives.

         Base Salaries. In 1999, base salaries were established as described above.

         Stock Options. Stock options are granted to provide a long-term incentive opportunity that is directly linked to shareholder value. They are granted with an exercise price equal to the market value of the common stock on the date of the grant and generally become exercisable in 20 percent annual increments beginning one year after the date of the grant. To encourage stock retention, all options are granted as incentive stock options to the maximum extent possible under the Internal Revenue Code of 1986, as amended (the "Code"). In 1998, stock options were granted to a total of 18 employees of the Company in recognition of their position with the Company, dedication, and hard work. Only two of the named executive officers received options in 1999, one related to being newly hired and the other pursuant to an exchange program discussed above.

         Annual Incentives. To date, the Committee has not established a regular annual incentive or bonus plan for the Company's executive officers. None of the Company's named Executive Officers received a bonus in 1999.

         Other. The Company has adopted a 401(k) Plan for all of its employees, including Executive Officers, age 21 and over with at least one year of service. The 401(k) Plan provides that each participant may contribute up to 20 percent of his or her wages not to exceed the annual statutory limit. In general, the Company makes matching contributions to each participant's account equal to 50 percent of the participant's contribution up to three percent of the participant's annual compensation.

         Chief Executive Officer's Compensation. Mr. Bowen received a salary of $250,000 in 1999 and 1998 and $200,000 in 1997 and participated in the Company's 401(k) Plan. Mr. Bowen currently beneficially owns 3,403,200 shares of the Company's common stock, or 75.5 percent of the outstanding total. In view of his stock ownership, Mr. Bowen has not received grants of stock options. The Company reserves the right to make future grants of options to Mr. Bowen.

         Compensation Deductibility Policy. Under Section 162(m) of the Code, and applicable Treasury regulations, no deduction is allowed for annual compensation in excess of $1.0 million paid by a publicly traded corporation to its chief executive officer and the four other most highly compensated officers. Under those provisions, however, there is no limitation on the deductibility of "qualified performance-based compensation." In general, the Company's policy is to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to the Company's executive officers.

Compensation Committee

Walter C. Bowen, Chair
Dana J. O'Brien
Gary Maffei



           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee is comprised of two non-employee directors, Messrs. Maffei and O'Brien, and Mr. Bowen, who is the Chief Executive Officer.

         Mr. Bowen holds a 99 percent general partnership interest in the Regency Park Apartments Limited Partnership ("Regency Partnership"), an Oregon limited partnership from which the Company leases its Regency Park community located in Portland, Oregon. Mr. Bowen also holds a 99 percent ownership interest in Sterling Park, L.L.C., a Washington limited liability company from which the Company leases its Sterling Park community located in Redmond, Washington. Mr. Bowen's minor children hold the remaining one percent interest in the Regency Partnership and Sterling Park, L.L.C. As a result, Mr. Bowen may be deemed to receive the portion of the lease payments remaining after service of the debt to which the properties are subject. For 1999, these lease payments were $1,320,536 for Regency Park and $1,486,248 for Sterling Park. For 1998, these lease payments were $1,312,400 for Regency Park and $1,486,250 for Sterling Park.

         Mr. Bowen holds a 90 percent interest in Desert Flower, LLC, an Oregon limited liability company that owns the Desert Flower Assisted Living community in Scottsdale, Arizona. Mr. Bowen's minor children hold the remaining ten percent interest in Desert Flower, LLC. The Company developed the community and sold it to Desert Flower, LLC in a transaction through which the Company received proceeds of $1.2 million and Desert Flower, LLC assumed $8.8 million in debt. The Company manages the community for Desert Flower, LLC, subject to a net operating income guaranty provided by the Company. The Company operated the community for two months during 1999 as an owned property and managed the community for four months. The Company received $18,300 in management fees during this four month period.

         Bowen Development Company, which is wholly owned by Mr. Bowen, completed construction of one of the Company's new communities in 1999. Additionally, Bowen Development Company has contracts to complete two more communities during 2000. Each of these projects is contracted for a fixed price that includes "contractor's overhead and profit" which is paid on a percentage of completion basis. Bowen Development Company earned approximately $526,000 for contractor's profit and overhead in 1999 on the three projects. The Company's Conflicts Committee or independent directors approved these three contracts after solicitation and review of competitive bids from unaffiliated general contractors.

         The Company believes that each of the foregoing transactions was on terms no less favorable to the Company than could have been obtained from unaffiliated parties in arm's-length transactions; however, there can be no assurance that such is the case.

         The Company and the Bowen Companies are all controlled by Mr. Bowen. Certain executive officers of the Company, including Messrs. Bowen and Gish, and David R. Gibson, the Company's Vice President for Corporate Affairs, General Counsel and Secretary, fulfill similar executive functions for other Bowen Companies and spend significant amounts of time on the business of other Bowen Companies. The Company provides management and administrative services to, and from time to time may obtain services or the use of certain equipment from, certain of the Bowen Companies pursuant to an Administrative Services Agreement. Under that agreement, the Bowen Companies and the Company reimburse each other for the actual cost of services received under the Administrative Services Agreement. The Company believes that the sharing of executive management and other resources (such as data processing, accounting, legal, financial, tax, treasury, risk management and human resources) provides benefits to the Company by giving it access to a level of experience and expertise that can only be supported by a larger organization. The Administrative Services Agreement is cancelable by any party, including the Company, on 60 days' notice. Pursuant to the terms of the Administrative Services Agreement, reimbursement of costs will be reviewed at least annually by the Audit Committee of the Board of Directors.

         The Administrative Services Agreement requires the Bowen Companies to offer first to the Company any opportunities received by or originated with the Bowen Companies relating to the assisted living business. The Administrative Services Agreement also requires all transactions between the Company and the Bowen Companies to be on an arm's length basis containing terms no less favorable to the Company than could have been obtained from an unrelated third party and requires any such transaction to be approved by a majority of the Company's directors unaffiliated with the Bowen Companies. In 1999, Regent charged the Bowen Companies $78,000 under the Administrative Services Agreement. In 1998, Regent charged the Bowen Companies $145,000 under the Administrative Services Agreement.

         As of March 31, 2000, the Company has entered into construction loan agreements in an aggregate amount of $37,746,500 for the construction of its Kenmore, Vacaville, Kent, Corvallis, South Ogden, Merced and Modesto communities. Repayment of each of these loans and performance of the covenants set forth in each loan is personally guaranteed by Mr. Bowen. The Conflicts Committee or the independent directors of the Company has approved the payment of fees to Mr. Bowen in the aggregate amount of $140,000 in exchange for his personal guaranty of the payment and performance relative to these loans.

                             STOCK PERFORMANCE GRAPH

         The following graph compares the cumulative total return on shares of the Company's Common Stock with the cumulative total return of the Standard and Poor's Index 500 Stock, and a peer group index as defined below, from the period beginning on December 26, 1995, the first day of trading for the Company's Common Stock, and ending on December 31, 1999, the end of the Company's last fiscal year. The Company's stock began trading on December 26, 1995, at the price of $7.50 per share. The graph assumes the investment of $100 in the Company's Common Stock, the S&P500 Index, and the Peer Group on December 26, 1995, and the reinvestment of dividends. The Company has not paid any dividends on its Common Stock during this period.


      COMPARISON OF CUMULATIVE TOTAL RETURN AMONG REGENT ASSISTED LIVING,
                   INC., THE S&P 500 INDEX, AND A PEER GROUP


                                [Graph Omitted}


---------------------------- --------- --------- --------- --------- --------- ---------
                             12/26/95  12/31/95  12/31/96  12/31/97  12/31/98  12/31/99
---------------------------- --------- --------- --------- --------- --------- ---------
Regent Assisted Living, Inc.  $100.00   $106.67  $ 63.33    $ 76.67   $ 66.67   $ 26.67
---------------------------- --------- --------- --------- --------- --------- ---------
S&P 500                        100.00    101.93   125.33     167.14    214.91    260.13
---------------------------- --------- --------- --------- --------- --------- ---------
Peer Group                     100.00     93.64   100.39     142.53    143.72     39.42
---------------------------- --------- --------- --------- --------- --------- ---------


         Peer Group. The peer group index is composed of selected assisted living companies whose core business and size are comparable to the Company's. As the assisted living industry matures, certain companies included in the peer group may be removed as they become acquired or as their focus of services shift away from the Company's core assisted living business.

         The peer group consists of the following ten companies: Alterra Healthcare Corporation; American Retirement; ARV Assisted Living, Inc.; Assisted Living Concepts; Balanced Care Company; Capital Senior Living; CareMatrix Corporation; Emeritus Corporation; Greenbriar Corporation; and Sunrise Assisted Living, Inc.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information, as of March 31, 2000, with respect to the beneficial ownership of the Company's Common Stock by each director or nominee for director, by each executive officer of the Company named in the Summary Compensation Table, by all directors and executive officers as a group, and by each person who is known to the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock. Unless otherwise indicated in the Table, each person has sole voting power and sole investment power with respect to all outstanding shares of Common Stock shown as beneficially owned by them.

                                      Amount and Nature
 Name and Address of                    of Beneficial           Percent of
 Beneficial Owner(1)                      Ownership              Class(2)
---------------------                 -----------------         ----------

Walter C. Bowen                        3,403,200(3)                75.5%
Louis Swart                                -0-                       *
James W. Ekberg                          136,000(4)                 2.9%
Eric W. Jacobsen                          75,000                    1.6%
Steven L. Gish                            68,000(4)                 1.5%
Stephen A. Gregg                          64,500(5)                 1.4%
Marvin S. Hausman, MD                     36,000(5)(6)               *
Gary R. Maffei                            26,000(7)                  *
Dana J. O'Brien                            8,000(5)(8)               *
Wayne C. Rembold                           2,000(9)                  *

Prudential Private Equity
Investors III, L.P.
717 Fifth Avenue, Suite 1100
New York, NY  10022                    1,400,493(10)               23.7%

LTC Healthcare, Inc.
300 Esplanade Drive, Suite 1860
Oxnard, CA  93030                      1,133,333(11)               20.1%

All directors and executive officers
  as a group (11 persons)              3,818,700                   77.2%


* Less than one percent.

(1) Unless otherwise indicated, the address of each person named is c/o Regent Assisted Living, Inc., 121 S. W. Morrison Street, Suite 1000, Portland, Oregon 97204.

(2) Assumes the exercise of solely that individual's options, or conversion of solely that party's underlying instruments, and issuance by the Company of the related number of shares of Common Stock.

(3) Includes 80,000 shares held of record by Mr. Bowen that may be purchased within 60 days by certain officers and one other individual pursuant to options granted by Mr. Bowen. Mr. Bowen has granted options to purchase a portion of his shares to Messrs. Ekberg (50,000 shares) and Gish (25,000 shares).

(4) Includes shares that may be acquired within 60 days pursuant to options granted by Mr. Bowen to purchase a portion of his shares and those shares that may be purchased pursuant to options granted under the Company's 1995 Stock Incentive Plan.

(5) Includes 8,000 shares that may be acquired within 60 days pursuant to options granted under the Company's 1995 Stock Incentive Plan.

(6) Includes 25,000 shares that may be acquired within 60 days pursuant to options granted under the Company's 1995 Stock Incentive Plan.

(7) Includes 10,000 shares that may be acquired within 60 days pursuant to options granted under the Company's 1995 Stock Incentive Plan.

(8) Does not include shares of Series A or Series B Preferred Stock owned by Prudential Private Equity Investors III, L.P. ("PPEI"), an investment fund managed by Cornerstone Equity Investors, L.L.C., the employer of Mr. O'Brien.

(9) Includes 2,000 shares that may be acquired within 60 days pursuant to options granted under the Company's 1995 Stock Incentive Plan.

(10) Represents the number of shares that may be acquired within 60 days pursuant to the holder's right to convert its Series A Preferred Stock into shares of Common Stock. PPEI also owns 382,882 shares of Series B Preferred stock, each share of which can be converted into one share of Series A Preferred Stock or into a total of 417,690 shares of Common Stock upon the occurrence of specified conversion events.

(11) This number comprises the 1,133,333 shares that may be acquired by LTC Healthcare, Inc. within 60 days pursuant to its right to convert its currently outstanding subordinated convertible notes into shares of the Company's Common Stock at a rate of $7.50 per share.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors, and persons who own more than ten percent of the outstanding Common Stock of the Company to file reports of ownership and changes in ownership of the Common Stock with the Commission. Executive officers, directors and greater than ten percent shareholders are also required by Commission regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely on review of the copies of such reports furnished to the Company and written representations from reporting persons, to the Company's knowledge all of the Section 16(a) filing requirements applicable to such persons during fiscal year 1999 were complied with on a timely basis.


                             DISCRETIONARY AUTHORITY

         Although the Notice of Annual Meeting of Shareholders provides for transaction of any other business that properly comes before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than the matters described in this proxy statement. The enclosed proxy, however, gives discretionary authority to the proxy holders to vote in accordance with their judgment if any other matters are presented.

         According to the rules of the Commission, for the 2000 Annual Meeting, if notice of a shareholder proposal to be raised at the Annual Meeting is received at the principal executive offices of the Company after March 13, 2000, proxy voting on that proposal when and if raised at the Annual Meeting will be subject to the discretionary voting authority of the designated proxy holders. For the 2001 Annual Meeting of Shareholders, if notice of a shareholder proposal to be raised at the meeting is received at the principal executive offices of the Company after March 13, 2001, proxy voting on that proposal when and if raised at that Annual Meeting will be subject to the discretionary voting authority of the designated proxy holders.


                             INDEPENDENT ACCOUNTANTS

         PricewaterhouseCoopers LLP audited the Company's financial statements for the year ended December 31, 1999. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders and will be available to respond to appropriate questions. They do not expect to make any statement but will have the opportunity to make a statement if they wish.

                              SHAREHOLDER PROPOSALS

         Any shareholder proposals to be considered for inclusion in proxy material for the Company's next Annual Meeting in May 2001 must be received at the principal executive office of the Company no later than December 31, 2000.

         A copy of Regent's 1999 Annual Report on Form 10-K will be available to shareholders without charge upon request to: Chief Financial Officer, Regent Assisted Living, Inc., 121 S. W. Morrison Street, Suite 1000, Portland, Oregon 97204.

                                            By order of the Board of Directors,



                                            David R. Gibson
                                            Secretary

April 28, 2000

                          REGENT ASSISTED LIVING, INC.




   Proxy Solicited on Behalf of the Board of Directors of the Company for the
                         Annual Meeting on May 23, 2000




         The undersigned hereby names Walter C. Bowen and Steven L. Gish, or either of them acting in the absence of the other, with full power of substitution, my true and lawful attorneys and proxies for me in my place and stead to attend the Annual Meeting of Shareholders of Regent Assisted Living, Inc. to be held on May 23, 2000, at 11:00 a.m., and any adjournments thereof, and to vote all of the shares held in the name of the undersigned on March 31, 2000, with all the powers that the undersigned would possess if personally present.

                                                            ----------------
                                                            SEE REVERSE SIDE
                                                            ----------------




                              FOLD AND DETACH HERE

[ X ]   Please mark your votes
           as in this example

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED BELOW, BUT IF NO SPECIFICATION IS MADE, WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1.

------------------------------------------------------------------------

          The Board of Directors unanimously recommends a vote FOR each of the nominees listed below.
------------------------------------------------------------------------

                FOR  [   ]                           WITHHELD  [   ]

1.       Election of Directors                   Nominees:
         (Check only one box)                    Class 3 - Term Expiring in 2003
                                                 -------------------------------

         For all nominees (except as             Dana J. O'Brien
         Shareholder may indicate                Steven L. Gish
         below)

         ----------------------


                FOR  [   ]             AGAINST  [   ]          ABSTAIN  [   ]

2. To amend the Company's 1995 Stock Incentive Plan to increase the number of shares of the Company's Common Stock that may be issued pursuant to the plan from 600,000 to 800,000.

3. In their discretion, the Proxies are authorized to consider and act upon any other matter which may properly come before the meeting or any adjournment thereof.
--------------------------------------------------------------------------------


SIGNATURE(S)                                     DATE
            ---------------------------------        ---------------------------

Note: Please sign exactly as name appears above. Joint owners should each sign. Fiduciaries should add their full title to their signature. Corporations should sign in full corporate name by an authorized officer. Partnerships should sign in partnership name by an authorized person.